Exhibit 99.1

FOR IMMEDIATE RELEASE

August 5, 2011

Interline Brands Announces Second Quarter 2011 Sales and Earnings Results

Jacksonville, Fla. — August 5, 2011 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products (“MRO”), reported sales and earnings for the fiscal quarter ended July 1, 2011.

“We executed well on a number of fronts during the second quarter, and our recent CleanSource and NCP acquisitions are off to great starts.  We continue to face some challenges posed by the broader macroeconomic environment, but we remain confident that the strategic initiatives we have underway will help us deliver improved efficiencies, customer services, technology and sales performance,” commented Michael J. Grebe, Chairman and Chief Executive Officer.

Second Quarter 2011 Performance

Sales for the quarter ended July 1, 2011 were $317.7 million, a 17.6% increase compared to sales of $270.2 million in the comparable 2010 period.  Interline’s facilities maintenance end-market, which comprised 77% of sales, increased 24.9% during the second quarter, and 3.7% on an average organic daily sales basis.  The professional contractor end-market, which comprised 13% of sales, decreased 0.3% for the quarter.  The specialty distributor end-market, which comprised 10% of sales, decreased 3.3% for the quarter.  Not including the acquisitions of CleanSource and Northern Colorado Paper (“NCP”), average organic daily sales increased 2.2% for the quarter.

“We continue to be encouraged by the trends within the institutional and multi-family facilities maintenance end-markets, though our large customers remain focused on cost control. In addition, our recent acquisitions in the jan-san space are contributing to our growth and broadening our reach in underpenetrated markets and geographies,” said Mr. Grebe.

Gross profit increased $14.6 million, or 14.3%, to $116.1 million for the second quarter of 2011, compared to $101.6 million for the second quarter of 2010.  As a percentage of net sales, gross profit decreased 100 basis points to 36.6% compared to 37.6% for the second quarter of 2010.  This decrease was related to the CleanSource and NCP acquisitions, as they have lower gross profit margins due to their product mix.

“From our regional replenishment strategy to our investments in sales professionals and e-commerce sites, we are building the foundation for scalable growth,” commented Kenneth D. Sweder, Interline’s President and Chief Operating Officer.  “In addition, our two recent acquisitions, CleanSource and NCP, continue to progress well.  Through these acquisitions, we are extending our national capabilities into the Western United States, enabling more MRO product sales, and benefiting from operating and merchandising opportunities.”

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2011 increased $10.8 million, or 13.9%, to $88.3 million from $77.5 million for the second quarter of 2010.  As a percentage of net sales, SG&A expenses were 27.8% compared to 28.7% for the second quarter of 2010.

Second quarter 2011 operating income of $22.0 million, or 6.9% of sales, increased 15.0% compared to $19.2 million, or 7.1% of sales, in the second quarter of 2010.

Earnings per diluted share for the second quarter of 2011 were $0.29, an increase of 7% compared to earnings per diluted share of $0.27 for the second quarter of 2010.  Earnings per diluted share for the second quarters of 2011 and 2010 include a $0.01 and $0.02 per diluted share charge, respectively, associated with ongoing improvements to the Company’s distribution network.

Year-To-Date 2011 Performance

Sales for the six months ended July 1, 2011 were $615.1 million, a 19.3% increase over sales of $515.4 million in the comparable 2010 period.  Not including the acquisitions of CleanSource and NCP, average organic daily sales increased 3.2% for the six months ended July 1, 2011.

Gross profit increased $30.4 million, or 15.4%, to $227.1 million for the six months ended July 1, 2011, compared to $196.7 million in the prior year period.  As a percentage of sales, gross profit decreased to 36.9% from 38.2% in the comparable 2010 period.

SG&A expenses for the six months ended July 1, 2011 were $176.3 million, or 28.7% of sales, compared to $154.7 million, or 30.0% of sales, for the six months ended June 25, 2010.

Operating income was $39.1 million, or 6.4% of sales, for the six months ended July 1, 2011 compared to $32.3 million, or 6.3% of sales, for the six months ended June 25, 2010, representing an increase of 21.0%.

Earnings per diluted share were $0.49 for the six months ended July 1, 2011, an increase of 11% over earnings per diluted share of $0.44 for the six months ended June 25, 2010.

Earnings per diluted share for the six months ended July 1, 2011 included a $0.02 per diluted share charge associated with ongoing efforts to enhance the Company’s distribution network.  Earnings per diluted share for the six months ended June 25, 2010 included a $0.03 per diluted share charge associated with ongoing efforts to enhance the Company’s distribution network and a $0.02 per diluted share charge associated with changes in the Company’s executive management.

Cash flow from operating activities for the six month ended July 1, 2011 was $28.0 million compared to $16.1 million for the six months ended June 25, 2010.

Business Outlook

Mr. Grebe stated, “Looking ahead, we have a cautious stance on the broader macroeconomic environment and the pace of recovery in our end-markets.  Nevertheless, we are driving permanent improvements in our business that will enable us to grow more efficiently and deliver incremental operating leverage over time.  We remain confident in our ability to execute against our strategy and we are excited to realize the full benefits of our efforts as we work to strengthen Interline’s position as a premier, broad-line MRO distributor.”

Conference Call

Interline will host a conference call on August 5, 2011 at 9:00 a.m. Eastern Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 84234072.  This recording will expire on August 19, 2011.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean.  For more information, visit the Company’s website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company’s website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  Interline’s management uses non-US GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2011 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Lev Cela

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JULY 1, 2011 AND DECEMBER 31, 2010

(in thousands, except share and per share data)

	July 1,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$82,793	$86,981
Investments	—	100
Accounts receivable - trade (net of allowance for doubtful accounts of $8,120 and $9,088)	147,067	122,619
Inventory	212,901	203,269
Prepaid income taxes	775	2,086
Prepaid expenses and other current assets	20,923	28,816
Deferred income taxes	17,008	17,381
Total current assets	481,467	461,252

Property and equipment, net	57,275	54,546
Goodwill	343,853	341,168
Other intangible assets, net	138,261	141,562
Other assets	9,240	9,081
Total assets	$1,030,096	$1,007,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$108,087	$96,878
Accrued expenses and other current liabilities	44,288	45,181
Accrued interest	3,220	2,852
Income tax payable	1,852	819
Current portion of long-term debt	—	13,358
Current portion of capital leases	607	607
Total current liabilities	158,054	159,695

Long-Term Liabilities:
Deferred income taxes	48,123	44,045
Long-term debt, net of current portion	300,000	300,000
Capital leases, net of current portion	570	906
Other liabilities	6,865	6,731
Total liabilities	513,612	511,377
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 shares authorized; no shares outstanding as of July 1, 2011 and December 31, 2010	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 33,527,352 issued and 33,358,650 outstanding as of July 1, 2011 and 33,336,373 issued and 33,214,073 outstanding as of December 31, 2010	335	333
Additional paid-in capital	597,346	593,031
Accumulated deficit	(80,085)	(96,824)
Accumulated other comprehensive income	2,091	1,865
Treasury stock, at cost, 168,702 shares as of July 1, 2011 and 122,300 as of December 31, 2010	(3,203)	(2,173)
Total shareholders’ equity	516,484	496,232
Total liabilities and shareholders’ equity	$1,030,096	$1,007,609

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE AND SIX MONTHS ENDED JULY 1, 2011 AND JUNE 25, 2010

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010

Net sales	$317,679	$270,154	$615,096	$515,372
Cost of sales	201,545	168,587	388,021	318,658
Gross profit	116,134	101,567	227,075	196,714

Operating Expenses:
Selling, general and administrative expenses	88,252	77,470	176,339	154,699
Depreciation and amortization	5,853	4,935	11,605	9,686
Total operating expense	94,105	82,405	187,944	164,385
Operating income	22,029	19,162	39,131	32,329

Interest expense	(6,093)	(4,366)	(12,189)	(8,719)
Interest and other income	382	301	789	725
Income before income taxes	16,318	15,097	27,731	24,335
Provision for income taxes	6,462	6,006	10,992	9,674
Net income	$9,856	$9,091	$16,739	$14,661

Earnings Per Share:
Basic	$0.29	$0.28	$0.50	$0.45
Diluted	$0.29	$0.27	$0.49	$0.44

Weighted-Average Shares Outstanding:
Basic	33,451,011	33,036,531	33,404,735	32,855,343
Diluted	34,119,482	33,888,918	34,139,992	33,629,770

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JULY 1, 2011 AND JUNE 25, 2010

(in thousands)

	Six Months Ended
	July 1,	June 25,
	2011	2010
Cash Flows from Operating Activities:
Net income	$16,739	$14,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,605	9,930
Amortization of debt issuance costs	677	515
Amortization of discount on 8 1/8% senior subordinated notes	—	74
Share-based compensation	2,831	2,021
Excess tax benefits from share-based compensation	(860)	(754)
Deferred income taxes	4,252	(579)
Provision for doubtful accounts	1,772	2,419
Loss on disposal of property and equipment	75	54

Changes in assets and liabilities which provided (used) cash:
Accounts receivable - trade	(22,216)	(18,002)
Inventory	(4,777)	(17,997)
Prepaid expenses and other current assets	7,123	(1,699)
Other assets	(74)	50
Accounts payable	8,680	22,399
Accrued expenses and other current liabilities	(2,224)	1,033
Accrued interest	365	(70)
Income taxes	3,989	2,065
Other liabilities	10	4
Net cash provided by operating activities	27,967	16,124
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(10,543)	(8,228)
Purchase of short-term investments	—	(2,678)
Proceeds from sales and maturities of short-term investments	100	2,845
Purchase of businesses, net of cash acquired	(9,496)	(145)
Net cash used in investing activities	(19,939)	(8,206)
Cash Flows from Financing Activities:
Increase (decrease) in purchase card payable, net	969	(1,463)
Repayment of term debt	—	(1,590)
Repayment of 8 1/8% senior subordinated notes	(13,358)	—
Payment of debt issuance costs	(34)	—
Payments on capital lease obligations	(337)	(130)
Proceeds from stock options exercised	626	6,972
Excess tax benefits from share-based compensation	860	754
Treasury stock acquired to satisfy minimum statutory tax withholding requirements	(1,030)	(97)
Net cash (used in) provided by financing activities	(12,304)	4,446
Effect of exchange rate changes on cash and cash equivalents	88	35
Net (decrease) increase in cash and cash equivalents	(4,188)	12,399
Cash and cash equivalents at beginning of period	86,981	99,223
Cash and cash equivalents at end of period	$82,793	$111,622

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$11,081	$8,066
Income taxes, net of refunds	$3,238	$7,938

Schedule of Non-Cash Investing Activities:
Property acquired through lease incentives	$475	$1,620
Adjustments to liabilities assumed and goodwill on businesses acquired	$163	$—
Contingent consideration associated with purchase of business	$250	$—

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

THREE AND SIX MONTHS ENDED JULY 1, 2011 AND JUNE 25, 2010

(in thousands, except per share data)

Free Cash Flow

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010

Net cash from operating activities	$14,469	$58	$27,967	$16,124
Less capital expenditures	(5,116)	(4,495)	(10,543)	(8,228)
Free cash flow	$9,353	$(4,437)	$17,424	$7,896

We define free cash flow as net cash provided by operating activities, as defined under US GAAP, less capital expenditures. We believe that free cash flow is an important measure of our liquidity and therefore our ability to reduce debt and make strategic investments after considering the capital expenditures necessary to operate the business. We use free cash flow in the evaluation of the Company’s business performance. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.

Daily Sales Calculations

	Three Months Ended			Six Months Ended
	July 1,	June 25,		July 1,	June 25,
	2011	2010	% Variance	2011	2010	% Variance

Net sales	$317,679	$270,154	17.6%	$615,096	$515,372	19.3%
Less acquisitions:	(41,716)	—		(79,322)	—
Organic sales	$275,963	$270,154	2.2%	$535,774	$515,372	4.0%

Daily sales:
Ship days	64	64		129	128
Average daily sales (1)	$4,964	$4,221	17.6%	$4,768	$4,026	18.4%
Average organic daily sales (2)	$4,312	$4,221	2.2%	$4,153	$4,026	3.2%

(1)  Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

(2)  Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under US GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with US GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with US GAAP measures such as net sales.

Adjusted EBITDA

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2011	2010	2011	2010
Adjusted EBITDA:
Net income (GAAP)	$9,856	$9,091	$16,739	$14,661
Interest expense	6,093	4,366	12,189	8,719
Interest income	(5)	(22)	(11)	(54)
Income tax provision	6,462	6,006	10,992	9,674
Depreciation and amortization	5,853	5,027	11,605	9,930
Adjusted EBITDA	$28,259	$24,468	$51,514	$42,930
Adjusted EBITDA margin	8.9%	9.1%	8.4%	8.3%

Adjusted EBITDA differs from Consolidated EBITDA per our credit facility agreement for purposes of determining our net leverage ratio. We define Adjusted EBITDA as net income plus interest expense (income), net, (gain) loss on extinguishment of debt, net, income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under US GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with US GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales.